Exhibit 8.1

List of Significant Subsidiaries and Consolidated Affiliated Entity of the Registrant

Name of Entity	Date of Formation	Place of Incorporation	% of Ownership	Principal Activities

YSX (HK) Holding Co., Limited	November 29, 2022	Hong Kong	100%	Investment holding

Yishengxin (Guangzhou) International Holding Co. Ltd.	December 30, 2022	Guangzhou, PRC	100%	WFOE, Consultancy and information technology support

Beijing Yi Chen Ma Tian	April 21, 2025	Beijing, PRC	100%	Investment holding

Xinjiang Yishengxin Network Technology Co. Ltd.	July 16, 2015	Kashi, PRC	VIE	Auto insurance aftermarket value-added services, and software development and information technology services

Xinjiang Yishengxin Network Technology Co., Ltd. (Guangzhou Branch)	December 9, 2015	Guangzhou, PRC	A branch company of Xinjiang Yishengxin Network Technology Co. Ltd.	Auto insurance aftermarket value-added services, and software development and information technology services

Xinjiang Yishengxin Chuangzhan Technology Co., Ltd.	July 2, 2017	Kashi, PRC	Subsidiary of Xinjiang Yishengxin Network Technology Co. Ltd.	Software development and information technology services

Beijing Yishengxin Network Technology Co., Ltd	August 29, 2022	Beijing, PRC	Subsidiary of Xinjiang Yishengxin Network Technology Co. Ltd.	Software development and information technology services

Guangzhou Yishengxin Network Technology Co., Ltd.	July 12, 2019	Guangzhou, PRC	Subsidiary of Xinjiang Yishengxin Network Technology Co. Ltd.	Auto insurance aftermarket value-added services, and software development and information technology services

Guangzhou Xihang Information Technology Co., Ltd	August 4, 2011	Guangzhou, PRC	VIE	Auto insurance aftermarket value-added services, and software development and information technology services